Exhibit 4.3

FORM OF

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and between Tapstone Energy Inc., a Delaware corporation (the “Company”) and GSO E&P Holdings I LP, a Delaware limited partnership (“GSO”).

WHEREAS, GSO, the Company and certain other parties thereto have entered into that certain Master Reorganization Agreement, dated as of [●], 2017 (the “Reorganization Agreement”), pursuant to which GSO and the other parties to the Reorganization Agreement agreed to enter into certain restructuring transactions (collectively, the “Reorganization”) as set forth therein and, in connection therewith, GSO has received shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, pursuant to the Reorganization Agreement, and in connection with, and effective upon, the completion of an underwritten public offering (the “IPO”) of shares of Common Stock, GSO and the Company desire to enter into this Agreement to set forth certain understandings between themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, (i) any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates shall constitute an Affiliate of GSO, and (ii) no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“GSO Monetization” means the time at which GSO has sold or otherwise disposed of, to a Person or Persons that are not Affiliates of GSO, 95% of the shares of Common Stock received by GSO in the Reorganization; provided, however, that a “GSO Monetization” shall not be deemed to have occurred solely as the result of any merger, exchange, consolidation, reorganization or other business combination in which the following occur: (i) shares of Common Stock are converted into or exchanged for voting securities of the surviving entity of such transaction or such entity’s parent and (ii) immediately following the consummation of such transaction, all of the voting securities of such surviving entity or its parent, as applicable, are held, directly or indirectly, by the holders of Common Stock immediately prior to such transaction.

“Lock-Up Period” has the meaning set forth in Exhibit C to the Underwriting Agreement.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are reasonable under the circumstances and permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Stockholder Entities” means GSO and its Affiliates and their respective successors.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of [●], 2017, between the Company, GSO, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,”

“includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the closing of the IPO, the Board shall consist of seven directors, including Steven C. Dixon, D. Dwight Scott, Robert Horn, David Posnick, Robert Baker, David Reed and Martha Burger (the “Initial Directors”). Of the Initial Directors, D. Dwight Scott, Robert Horn, David Posnick and Robert Baker are each deemed to be designees of GSO. From and after the closing of the IPO, the rights of GSO to designate directors to the Board shall be as set forth in the remainder of this Section 2.1. The Company and GSO shall take all Necessary Action to cause the Board to include the Chief Executive Officer of the Company.

(b) The Company shall take all Necessary Action to cause the Board to include a number of directors designated by GSO (each such director, a “GSO Director”) such that:

(i) at least a majority of the directors on the Board are GSO Directors for so long as GSO and its Affiliates collectively Beneficially Own at least 50% of the outstanding shares of Common Stock;

(ii) at least 35% of the directors of the Board are GSO Directors for so long as GSO and its Affiliates collectively Beneficially Own less than 50% but at least 25% of the outstanding shares of Common Stock; and

(iii) at least one director of the Board is a GSO Director for so long as GSO and its Affiliates collectively Beneficially Own less than 25% but at least 5% of the outstanding shares of Common Stock.

If GSO and its Affiliates collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, GSO shall not have the right under this Agreement to designate a nominee to the Board.

For purposes of calculating the number of GSO Directors that GSO is entitled to designate pursuant to this Section 2.1(b), any fractional amounts shall automatically be rounded upward to the nearest whole number of GSO Directors that is greater than such fractional amount, and any such calculations shall be made on a pro forma basis.

For the avoidance of doubt, the rights granted to GSO to designate members of the Board are additive to, and not intended to limit in any way, the rights that GSO or its Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the General Corporation Law of the State of Delaware.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all Necessary Action to effectuate the above shall include (A) including the persons designated pursuant to this Section 2.1(b) in the slate of nominees recommended by the Board for election or appointment at any meeting of stockholders called for the purpose of electing or appointing directors, (B) nominating and recommending each such individual to be elected or appointed as a director as provided herein and (C) soliciting proxies or consents in favor thereof. The Company is entitled to identify such individual as a GSO Director pursuant to this Agreement.

(c) If at any time GSO has designated fewer than the total number of individuals that GSO is then entitled to designate pursuant to Section 2.1(b), GSO shall have the right, at any time and from time to time, to designate such additional individuals that it is entitled to so designate, and if GSO exercises such right, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election or appointment as directors to fill any vacancy on the Board shall include such designees, and the Company shall use its reasonable best efforts to (i) effect the election or appointment of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election or appointment of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(d) At any time the members of the Board are allocated among separate classes of directors, (i) the GSO Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account clause (i) of this Section 2.1(c), GSO shall be permitted to designate the class or classes to which each GSO Director shall be allocated.

(e) GSO shall have the right to remove any GSO Director (with or without cause) appointed by it, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all Necessary Action to cause such removal.

(f) If a vacancy is created on the Board by the death, disability, resignation or removal (whether by GSO or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time) of a GSO Director, then GSO shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of GSO immediately following the filling of such vacancy will not exceed the total number of persons GSO is entitled to designate pursuant to Section 2.1(b) on the date of such replacement designation. The Company shall take all Necessary Action to cause such individual so designated by GSO as such replacement designee to become a member of the Board, as soon as possible.

(g) If at any time the number of GSO Directors exceeds the number of GSO Directors that GSO is then entitled to designate to the Board, then if requested by the Company, GSO shall take such actions as are reasonably necessary to remove such excess GSO Directors from the Board.

(h) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable law or the charter or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect and GSO and its Affiliates collectively Beneficially Own at least 25% of the outstanding shares of Common Stock, any action by the Board to increase or decrease the total number of directors comprising the Board (other than any increase in the total number of directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock) shall require the prior written consent of GSO, delivered in accordance with Section 5.1 of this Agreement.

Section 2.2 Compensation. Except to the extent GSO may otherwise notify the Company that one or more GSO Directors should receive a lesser amount, the GSO Directors shall be entitled to compensation consistent with the compensation received by other non-employee directors, including any fees and equity awards, provided that (x) to the extent any director compensation is payable in the form of equity awards, at the election of a GSO Director, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other directors and (y) at the election of a GSO Director, any director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing GSO Director) shall be paid to a stockholder or an Affiliate thereof specified by such GSO Director rather than to such GSO Director. If the Company adopts a policy that directors own a minimum amount of equity in the Company, GSO Directors shall not be subject to such policy.

Section 2.3 Other Rights of GSO Directors. Except as provided in Section 2.2, each GSO Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the GSO Directors (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the GSO Directors with director and officer insurance, in each case, to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the charter and bylaws of the Company, applicable law or otherwise.

ARTICLE III

ADDITIONAL COVENANTS

Section 3.1 Pledges. From and after the expiration of the Lock-Up Period, upon the request of any Stockholder Entity that wishes to pledge, hypothecate or grant security interests in any or all of the Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to cooperate with each such Stockholder Entity in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company.

Section 3.2 Spin-Offs or Split-Offs. If the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including, without limitation, by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the stockholders that provides the Stockholder Entities with rights vis a vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE IV

EFFECTIVENESS AND TERMINATION

Section 4.1 Effectiveness. Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 4.2 Termination. This Agreement shall terminate upon the earliest to occur of (a) the delivery of written notice to the Company by GSO requesting the termination of this Agreement and (b) a GSO Monetization.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Tapstone Energy Inc.

100 East Main Street

Oklahoma City, Oklahoma 73104

Attention: General Counsel

E-mail: bcostello@tapstoneenergy.com

(b)	If to GSO, to:

1111 Bagby Street, Suite 2050

Houston, Texas 77002

Attention: Robert Horn

Email: robert.horn@gsocap.com

Section 5.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that, without the prior written consent of any other party hereto, GSO may assign its rights and obligations under this Agreement, in whole or in part, to any transferee of Common Stock so long as such transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing such transferee’s agreement to be become a party to and to be bound by this Agreement. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TAPSTONE ENERGY INC.

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

GSO E&P HOLDINGS I LP

By:	GSO Capital Solutions Associates II LLC,
its general partner

By:
Name:
Title:

Signature Page to Stockholders’ Agreement